EXHIBIT 99.1

TRIPLE-S MANAGEMENT SHAREHOLDERS TO VOTE ON CHANGES IN SHARES STRUCTURE

Press Release September 23, 2002	Contact: Vivian López Llamas 787-749-4117

San Juan, PR, Sept. 23, 2002 - Triple-S Management Corporation will convene its shareholders to vote on a series of amendments to the Articles of Incorporation and Statutes of Triple-S Management that would allow the firm to expand its base of shareholders, announced today Board Chairman Fernando J. Ysern Borrás.

The voting will take place during Triple-S Management’s Special Meeting of Shareholders to be held October 13.

The amendments to be voted on would allow the corporation to implement a proposal approved by its shareholders in a Annual Shareholder Meeting held in April, 2001.

“The Proposal responds to a demand by our own shareholders, and has two objectives,” Ysern Borrás said, adding that “It will expand our base of shareholders, allowing more physicians and dentists to acquires shares, and allow present shareholders to leave their shares to spouses and heirs even if these family members are not physicians or dentists.”

Ysern Borrás explained that these objectives will be achieved by creating four types of stocks. At present, the company’s shares are Class A. A Class C share would be created to allow more participation of physicians and dentists in the corporation. Class B and D shares would be created to allow shareholders of Class A and C stock, respectively, to will their shares to spouses and heirs who are not members of either health profession.

Shareholders of both Class A stock, and the new Class C stock, will have equal right to vote in corporate affairs, since corporate philosophy states that Triple-S must remain in the hands of Puerto Rico’s physicians and dentists.

“Triple-S Management stock, contrary to stocks issued by other corporations, is not intended to raise capital,” Ysern Borrás said. “Its purpose is to promote more participation by the Island’s medical and dental professionals in the corporation, in order to strengthen operations and ensure its continuity.”

Ysern-Borrás stressed the importance of the participation of all company stockholders in the October 13 Special Meeting, since at least 75% of all shares in circulation must vote in favor of the amendments to the Articles and Statutes in order to implement the approved Proposal.

Triple-S Management Corporation, a solely Puerto Rican-owned corporation, is the holding company of Triple-S, Inc., the Island’s largest health insurer, which provides coverage to 1.2 million residents, and has a network of more than 9 thousand healthcare providers. Among Triple-S Management’s other subsidiaries is Triple-C, which manages 39% of the population covered by the Government’s Health Reform Program; Seguros Triple-S, a property and casualty insurer; life insurer Seguros de Vida Triple-S, and Interactive Systems.

PROPOSAL APPROVED BY TRIPLE-S MANAGEMENT SHAREHOLDERS
IN APRIL 2001 GENERAL ASSEMBLY
TO INCREASE ITS BASE OF SHAREHOLDERS

TYPE OF STOCK	WHO CAN OWN IT	RIGHT TO VOTE

A	Practicing physicians and dentists	YES

B	Spouse and heirs of Class A stockholders	NO

C	Physicians and dentists	YES

D	Spouse and heirs of Class C stockholders	NO

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